Exhibit 99.4

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in Amendment No. 1 to the Registration Statement (the “Registration Statement”) of Madison Square Garden Entertainment Corp. (“MSG Entertainment”) on Form S-4 and in the Joint Proxy Statement/Prospectus of MSG Entertainment and MSG Networks, Inc. (“MSG Networks”), which is part of the Registration Statement, of our opinion dated March 25, 2021, appearing as Annex G to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of the Financial Advisors to the MSGN Special Committee—Opinion of Morgan Stanley & Co. LLC,” “Risk Factors—Risks Related to the Merger,” “The Merger—Background of the Merger,” “The Merger—MSG Networks’ Reasons for the Merger; Recommendation of the MSGN Special Committee and Board of Directors,” “The Merger—Opinion of the Financial Advisors to the MSGN Special Committee—Opinion of Morgan Stanley & Co. LLC,” “The Merger—Unaudited Prospective Financial Information,” and “The Merger Agreement--Representations and Warranties.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules or regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC
By: /s/ MORGAN STANLEY & CO. LLC

New York, New York

June 2, 2021